As filed with the Securities and Exchange Commission on October 15, 2019

Registration No.333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERITAGE COMMERCE CORP

(Exact Name of Registrant as Specified in its Charter)

California	77-0469558
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 Almaden Boulevard

San Jose, California 95113

(Address of Registrant’s Principal Executive Offices Including Zip Code)

Presidio Bank Amended and Restated 2006 Stock Option Plan

Presidio Bank 2016 Equity Incentive Plan

(Full title of Plan)

Lawrence D. McGovern

Executive Vice President and Chief Financial Officer

150 Almaden Boulevard

San Jose, California 95113

(408) 947-6900

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Mark A. Bonenfant, Esq.

Buchalter

A Professional Corporation

1000 Wilshire Boulevard, Suite 1500

Los Angeles, California 90017

Telephone: (213) 891-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value, reserved for issuance pursuant to the Presidio Bank Amended and Restated 2006 Stock Option Plan	911,545(2)	$3.96(4)	$3,609,719	$469
Common Stock, no par value, reserved for issuance pursuant to the Presidio Bank 2016 Equity Incentive Plan	265,212(3)	$8.81(5)	$2,336,518	$304
TOTAL	1,176,757		$5,946,237	$773

(1)

Pursuant to Rule 416(a), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the Presidio Bank Amended and Restated 2006 Stock Option Plan, as amended from time to time (the “Presidio Bank 2006 Plan”), and the Presidio Bank 2016 Equity Incentive Plan, as amended from time to time (the “Presidio Bank 2016 Plan”), which were assumed by the Registrant in connection with the acquisition of Presidio Bank, by reason of an event such as any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares of the Registrant’s common stock reserved for issuance pursuant to stock option awards outstanding under the Presidio Bank 2006 Plan, which awards were assumed by and converted into stock options of the Registrant on October 11, 2019 pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of May 16, 2019, by and among the Registrant, Heritage Bank of Commerce and Presidio Bank (the “Merger Agreement”).

(3)

Represents shares of the Registrant’s common stock reserved for issuance pursuant to stock option awards outstanding under the Presidio Bank 2016 Plan, which awards were assumed by and converted into stock options of the Registrant on October 11, 2019 pursuant to the Merger Agreement.

(4)

Estimated in accordance with Rule 457(h), based on $3.96, the weighted average exercise price per share of the outstanding options under the Presidio Bank 2006 Plan as adjusted under the terms of the Merger Agreement.

(5)

Estimated in accordance with Rule 457(h), based on $8.81, the weighted average exercise price per share of the outstanding options under the Presidio Bank 2016 Plan as adjusted under the terms of the Merger Agreement.

HERITAGE COMMERCE CORP

This Registration Statement on Form S-8 is being filed by Heritage Commerce Corp, a California corporation (the “Company” or the “Registrant”), to register the following shares in connection with the merger of Presidio Bank, a California corporation (“Presidio Bank”), with and into Heritage Bank of Commerce, a California corporation and wholly owned subsidiary of the Company (“HBC”), with HBC surviving the merger pursuant to the terms and conditions of an Agreement and Plan of Merger and Reorganization, dated as of May 16, 2019. The merger of Presidio Bank and HBC was effective on October 11, 2019.

•	911,545 shares of common stock of the Company, no par value, pursuant to the Company’s assumption of the Presidio Bank 2016 Equity Incentive Plan and outstanding awards thereunder.

•	265,212 shares of common stock of the Company, no par value, pursuant to the Company’s assumption of the Presidio Bank Amended and Restated 2006 Stock Option Plan and outstanding awards thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this Registration Statement. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this Registration Statement, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This Registration Statement incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K (including portions of our definitive proxy statement for our Annual Meeting of Shareholders, filed on April 15, 2019, and as supplemented on April 24, 2019, to the extent specifically incorporated by reference in such Form 10-K)	Year ended December 31, 2018

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2019 and June 30, 2019

Current Reports on Form 8-K (in each case other than those portions furnished under Items 2.02 or 7.01 of Form 8-K)	January 24, 2019, April 3, 2019, April 26, 2019, May 17, 2019, May 28, 2019, July 26, 2019, July 29, 2019, August 12, 2019, August 14, 2019, August 20, 2019, August 29, 2019 and October 15, 2019

The description of our common stock set forth in the registration statement on Form 8-A12G and any amendment or report filed with the SEC for the purpose of updating this description	March 5, 1998

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Heritage Commerce Corp is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The bylaws of Heritage Commerce Corp provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

The Company presently maintains a policy of directors’ and officers’ liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Company has entered into indemnification agreements with each of its directors and certain of its senior executive officers, including Heritage’s named executive officers (each, an “Indemnitee”) to provide them with, among other things, indemnification against liabilities relating to their services as directors and officers of Heritage and the advancement of expenses under certain circumstances. The indemnification agreements also require Heritage to use its reasonable best efforts to purchase and maintain one or more policies of directors’ and officers’ liability insurance to cover liabilities asserted against, or incurred by, the Indemnitees.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of the Registration Statement:

Exhibit Number	Description

4.1	Heritage Commerce Corp Restated Articles of Incorporation (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 16, 2009).

4.2	Certificate of Amendment of Articles of Incorporation of Heritage Commerce Corp, as filed with the California Secretary of State on June 1, 2010 (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed July 23, 2010).

4.3	Certificate of Amendment of Articles of Incorporation of Heritage Commerce Corp, as filed with the California Secretary of State on August 28, 2019.

4.4	Heritage Commerce Corp Bylaws, as amended (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 28, 2013).

5.1	Opinion of Buchalter, a Professional Corporation.

23.1	Consent of Crowe LLP.

23.2	Consent of Buchalter, a Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page of this filing).

99.1	Presidio Bank Amended and Restated 2006 Stock Option Plan.

99.2	Presidio Bank 2016 Equity Incentive Plan.

Item 9.	Undertakings.

(A)    The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)    The registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 15, 2019.

Heritage Commerce Corp

By:	/s/ KEITH A. WILTON
Keith A. Wilton
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Heritage Commerce Corp (the “Company”), hereby severally constitute and appoint Keith A. Wilton and Lawrence D. McGovern, and each of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Keith A. Wilton and Lawrence D. McGovern may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement on Form S-8 relating to the offering of the Company’s securities, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Keith A. Wilton and Lawrence D. McGovern shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ JULIANNE M. BIAGINI-KOMAS Julianne M. Biagini-Komas	Director	October 15, 2019

/s/ FRANK G. BISCEGLIA Frank G. Bisceglia	Director	October 15, 2019

Bruce H. Cabral	Director

/s/ JACK W. CONNER Jack W. Conner	Director and Chairman of the Board	October 15, 2019

/s/ JASON DINAPOLI Jason DiNapoli	Director	October 15, 2019

/s/ STEVEN L. HALLGRIMSON Steven L. Hallgrimson	Director	October 15, 2019

Signatures	Title	Date

Stephen G. Heitel	Director

/s/ WALTER T. KACZMAREK Walter T. Kaczmarek	Director	October 15, 2019

/s/ LAWRENCE D. MCGOVERN Lawrence D. McGovern	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 15, 2019

/s/ ROBERT T. MOLES Robert T. Moles	Director	October 15, 2019

Marina Park Sutton	Director

/s/ LAURA RODEN Laura Roden	Director	October 15, 2019

/s/ RANSON W. WEBSTER Ranson W. Webster	Director	October 15, 2019

/s/ KEITH A. WILTON Keith A. Wilton	Director and Chief Executive Officer and President (Principal Executive Officer)	October 15, 2019